Exhibit 5.2

盈科律师事务所
YINGKE LAW FIRM

Beijing Yingke Law Firm Shenzhen Office
23、30、31、32 Floor, Media Finance Center, Pengcheng 1st Road, Futian District, Shenzhen

Tel: +86 755 3686 6600

LEGAL OPINIONS

To: HCYC Group Company Limited
Suite 1008, 10/F., Ocean Centre, Harbour City,
5 Canton Road, Tsim Sha Tsui, Hong Kong

Sep 12, 2025

Dear Sirs/Madams:

We are qualified lawyers of the People's Republic of China (the "**PRC**") and are authorized to issue this opinion ("**Opinion**") regarding all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislation of the PRC currently in force and publicly accessible as of the date hereof (hereinafter referred to as the "**PRC Laws**"). For the purposes of this Opinion, the PRC excludes the Hong Kong Special Administrative Region ("**Hong Kong**"), the Macao Special Administrative Region, and Taiwan.

We are acting as the PRC counsel for HCYC Group Company Limited (the "**Company**") in connection with (a) the public offering (the "**Offering**") of shares by the Company as set forth in the Company's registration statement on Form F-4, including all amendments and supplements thereto (the "**Registration Statement**"), filed by the Company with the Securities and Exchange Commission (the "**SEC**") in relation to the Offering; and (b) the proposed listing and trading of the Company's ordinary shares on the Nasdaq Capital Market ("**NASDAQ**").

1 Documents

In connection with rendering the opinion set forth below, we have reviewed and relied upon originals or copies of the following (collectively referred to as the "**Documents**"):

(a) the Registration Statement;

(b) the factual representations and confirmations made by the Company in the Confirmation Letter.

2 Assumptions

In forming the opinions set forth below, we have made the following cumulative assumptions (without independent verification):

(a) All documents submitted to us as originals are authentic, and all copies are true and correct reproductions of their respective originals;

(b) (b) All corporate minutes, resolutions, and other documents of or relating to the Company as presented to us, as well as the information provided in the Company's Confirmation Letter, are truthful, accurate, complete, and not misleading.

3 Opinions

3.1 Pursuant to the Constitution of the PRC, which was originally promulgated on September 20, 1954 and last amended on March 11, 2018, the State may establish special administrative regions as necessary, with systems in such regions prescribed by laws enacted by the National People's Congress (the "NPC") in the light of the specific conditions. On April 4, 1990, the NPC promulgated the Basic Law of the Hong Kong Special Administrative Region of the PRC (the "**Basic Law**"), which became effective on July 1, 1997. The Basic Law stipulates that Hong Kong is a special administrative region of the PRC with a high degree of autonomy, possessing executive, legislative, and independent judicial powers, including the power of final adjudication.

Under the principle of "one country, two systems", national laws of the PRC, except for those listed in Annex III to the Basic Law, do not apply to Hong Kong. Furthermore, the Basic Law specifies that the PRC national laws listed in Annex III are limited to matters concerning national defense, foreign affairs, and other areas beyond Hong Kong's scope of autonomy.

As of the date of this Opinion, none of the PRC laws and regulations referenced herein are included in Annex III to the Basic Law and, therefore, do not apply to Hong Kong.

3.2 On February 17, 2023, the China Securities Regulatory Commission (the "**CSRC**") issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the "**Trial Measures**"), and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, must complete a filing procedure and submit relevant information to the CSRC.

The Trial Measures further clarify the criteria for determining whether an overseas listing by a domestic company is indirect, including the follows: (i) 50% or more of the issuer's operating revenue, total profit, total assets, or net assets, as reflected in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies, and (ii) the primary business activities of the issuer are conducted in the PRC, or its principal places of business are located in the PRC, or a majority of its senior management responsible for business operations and management are Chinese citizens or domiciled in the PRC. The determination of whether an overseas offering and listing by a domestic company is indirect shall be based on a substance-over-form approach.

Additionally, under the Trial Measures, any domestic entity or individual submitting documents or materials requested by an overseas securities regulatory agency for investigative or evidence collection purposes must obtain prior approval from the CSRC and other competent authorities under the State Council.

Based on the following representations confirmed by the Company: (i) The Company ' s operating subsidiary is incorporated in Hong Kong and operates exclusively in Hong Kong, with no subsidiaries or VIE structure in the PRC; (ii) The Company currently does not have, and does not intend to establish, any subsidiary or enter into any contractual arrangements to form a VIE structure with any entity in the PRC;(iii) Neither the Company nor any of its subsidiaries has generated any revenue from the PRC, nor do they hold any assets in the PRC; (iv)Neither the Company nor its operating subsidiary has any operations in the PRC, nor do they have any partnerships or cooperation with any PRC entity or individual;(v) Neither the Company nor its operating subsidiary currently has, nor do they intend to make, any investments, including but not limited to owning or leasing any assets, in the PRC; and (vi) None of the senior managers responsible for the Company's and its operating subsidiary's business operations and management are citizens of the PRC or domiciled in the PRC.

As of the date hereof, we are of the opinion that the Company would not be deemed an "Indirect Overseas Issuance and Listing" under the Trial Measures.

Pursuant to the Basic Law and under the principle of "one country, two systems," entities in Hong Kong do not qualify as "domestic entities or individuals" of the PRC. Accordingly, we are of the opinion that Article 26 of the Trial Measures does not apply to the Company or its subsidiary operating entities in Hong Kong.

4 Qualifications

This Opinion is subject to the following qualifications:

(a) This Opinion is limited to PRC laws of general application as of the date hereof. We have not conducted any investigation, nor do we express or imply any views on the laws of any jurisdiction other than the PRC;

(b) The PRC laws referenced herein are those currently in force, and there is no assurance that any such laws, or their interpretation or enforcement, will not be amended, modified, or replaced in the near or distant future, with or without retrospective effect;

(c) This Opinion is issued based on our understanding of the current PRC laws. For matters not explicitly addressed under current PRC laws, the interpretation, implementation, and application of specific requirements are subject to the discretion of the competent PRC legislative, administrative, and judicial authorities. There can be no assurance that the authorities will not ultimately adopt a view contrary to the opinions expressed herein;

(d) Except as expressly stated herein, we have not conducted any independent investigation to determine the existence or absence of facts, and no inference

regarding our knowledge of any facts should be drawn from our role as counsel in issuing this Opinion;

(e) We offer this Opinion solely in our capacity as a law firm practicing PRC law in the PRC and within the limits of our legal expertise;

(f) This Opinion is intended solely for the benefit of the person to whom it is addressed, is strictly limited to the matters expressly stated herein, and shall not be used for any other purpose or quoted or referred to in any public document, or filed with any governmental body or agency, without our prior written consent.

Yours faithfully,

/s/ Beijing Yingke Law Firm Shenzhen Office

Beijing Yingke Law Firm Shenzhen Office